Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

CarrAmerica Realty Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-22353, 333-53751, 333-50019, 333-18451, 333-04519, 333-89191, 333-89193 and 333-73582) on Form S-3 and registration statements (No. 333-33313, 333-88555 and 333-88557) on Form S-8 of CarrAmerica Realty Corporation of our report dated January 28, 2003, with respect to the consolidated balance sheets of CarrAmerica Realty Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and all related financial statement schedules, which report appears in the December 31, 2002 annual report on Form 10-K of CarrAmerica Realty Corporation.

/s/ KPMG

Washington, DC

February 28, 2003